EXHIBIT 99.1

Arbutus Presents Data on HBV Capsid Assembly Inhibitor AB-423 at EASL 2016

Synergistic Antiviral Activity When Combining AB-423 With Entecavir
IND Filing (or Equivalent) Expected in the Second Half of 2016

VANCOUVER, British Columbia and DOYLESTOWN, Pa., April 14, 2016 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, presented preclinical combination data on its potent core protein/ capsid assembly inhibitor, AB-423, at the European Association for the Study of the Liver (EASL) in Barcelona, Spain.

“We are excited to present data supporting combination of our lead core protein/capsid assembly inhibitor, AB-423, with a nucleoside analog, entecavir (EVT).  AB-423 in combination with EVT has shown synergistic antiviral activity in vitro in primary human hepatocytes. Furthermore, AB-423 alone and in combination with entecavir has shown potent in vivo activity in a hydrodynamic injection (HDI) mouse model of HBV,” said Dr. Mark J. Murray, Arbutus’ President and CEO. “We are focused on advancing the development of our proprietary HBV candidates, including AB-423, to enable one or more clinical HBV combination studies in 2017. Additional data from our preclinical combination studies will be presented at upcoming scientific conferences.”

The presentation is titled “In Vitro and In Vivo Antiviral Activities of AB-423 a Potent Small Molecule Inhibitor of Hepatitis B Virus Capsid Assembly”, and a copy of the poster can be accessed by visiting the Investor sections of www.arbutusbio.com and selecting Events and Presentations.

About Arbutus
Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection.  Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604.419.3200
Email: acutler@arbutusbio.com

Helia Baradarani
Manager, Investor Relations
Phone: 604.419.3200
Email: hbaradarani@arbutusbio.com

Media
Please direct all media inquiries to: media@arbutusbio.com